EQT REPORTS SECOND QUARTER 2022 RESULTS

PITTSBURGH, July 27, 2022 -- EQT Corporation (NYSE: EQT) today announced financial and operational results for the second quarter 2022.

Second Quarter 2022 and Recent Highlights:

•Sales volumes of 502 Bcfe
•Total per unit operating costs of $1.37 per Mcfe
•Capital expenditures of $376 MM or $0.75 per Mcfe
•Net cash provided by operating activities of $230 MM, adjusted operating cash flow(1) of $916 MM and free cash flow(1) of $543 MM
•Increased quarterly base dividend by 20 percent to $0.15 per share ($0.60 per share annualized)
•Raising '22 – '23 debt reduction target to $2.5 B, an increase of $1.0 B
•Retired $175 MM of senior notes during and subsequent to the end of Q2
•Repurchased $213 MM of convertible notes, including $85 MM of principal, during and subsequent to the end of Q2, reducing fully diluted share count by 5.7 MM shares

President and CEO Toby Z. Rice stated, “We had a solid operational quarter, with material gains in completion efficiency despite a continued tight oilfield service backdrop. This facilitated almost $550 million of free cash flow(1) during the quarter, bringing our total year-to-date free cash flow(1) to more than $1.1 billion.”

Rice continued, “We also released our 2021 ESG Report in the second quarter, which highlighted the substantial progress we have made toward our goal of achieving net zero Scope 1 and Scope 2 emissions by 2025(2). Notably, our absolute Scope 1 and 2 Production segment GHG emissions declined by 22 percent year-over-year, and we reduced our methane intensity by 28 percent year-over-year. Our industry-leading emissions profile, coupled with an investment grade balance sheet and multi-decade core inventory, gives us significant confidence in the sustainability of our business and durability of our cash flows. As such, we recently raised our base dividend by 20 percent and will be further improving our balance sheet with an incremental $1 billion of projected debt reduction by year-end 2023. In total, we plan to return approximately $4 billion to shareholders by the end of next year, with room for further upside if natural gas prices remain strong.”

(1)A non-GAAP financial measure. See the Non-GAAP Disclosures section of this news release for the definition of, and other important information regarding, this non-GAAP financial measure.
(2)Net zero target is based on Scope 1 Production segment and Scope 2 GHG emissions, in each case from assets owned by EQT on June 30, 2021.

Second Quarter 2022 Financial and Operational Performance

	Three Months Ended June 30,
($ millions, except average realized price and EPS)	2022	2021	Change
Total sales volume (Bcfe)	502	421	81
Average realized price ($/Mcfe)	$3.21	$2.37	$0.84
Net income (loss) attributable to EQT Corporation	$891	$(933)	$1,824
Adjusted net income attributable to EQT (a)	$340	$20	$320
Adjusted EBITDA (a)	$943	$445	$498
Diluted earnings (loss) per share	$2.19	$(3.34)	$5.53
Adjusted earnings per share (EPS) (a)	$0.83	$0.06	$0.77
Net cash provided by operating activities	$230	$43	$187
Adjusted operating cash flow (a)	$916	$397	$519
Capital expenditures	$376	$246	$130
Free cash flow (a)	$543	$155	$388

(a)A non-GAAP financial measure. See the Non-GAAP Disclosures section of this news release for the definition of, and other important information regarding, this non-GAAP financial measure.

Sales volume growth reflects the Company's 2021 acquisition of Alta Resources (the Alta Acquisition). Average realized price increased for the three months ended June 30, 2022 compared to the same period in 2021 due to higher NYMEX prices and higher liquids prices, partly offset by unfavorable cash settled derivatives and unfavorable differential.

Net cash provided by operating activities was $230 million and adjusted operating cash flow(1) was $916 million for the three months ended June 30, 2022. Adjusted operating cash flow excludes changes in other assets and liabilities which are included in net cash provided by operating activities, as defined in the Non-GAAP Disclosures section of this news release. For the three months ended June 30, 2022, changes in other assets and liabilities of $686 million negatively impacted net cash provided by operating activities and was driven by higher working capital, which was primarily the result of higher accounts receivable as of June 30, 2022 as compared to March 31, 2022 due to higher pricing, partly offset by higher accounts payable.

The Company reiterates its 2022 total sales volume guidance of 1,950 – 2,050 Bcfe under a maintenance production program. Incorporating the Company's current inflation outlook, 2022 capital expenditures are now expected to total $1.400 – $1.500 billion, or $0.68 – $0.77 per Mcfe, excluding capital expenditures attributable to noncontrolling interests. The Company has started phasing in its next generation well design and has seen encouraging early results. Given the time required to develop wells that are part of the Company's large-scale combo-development model, the Company continues to expect preliminary results of its investment by the end of 2022 and full visibility by the middle of 2024.

Per Unit Operating Costs
The following presents certain of the Company's production-related operating costs on a per unit basis.

	Three Months Ended June 30,		Six Months Ended June 30,
Per Unit ($/Mcfe)	2022	2021	2022	2021
Gathering	$0.68	$0.68	$0.66	$0.68
Transmission	0.30	0.31	0.30	0.31
Processing	0.10	0.11	0.10	0.11
Lease operating expense (LOE)	0.09	0.06	0.08	0.06
Production taxes	0.08	0.05	0.07	0.05
SG&A	0.12	0.12	0.13	0.11
Total per unit operating costs	$1.37	$1.33	$1.34	$1.32

Production depletion	$0.85	$0.90	$0.85	$0.90

LOE increased on a per Mcfe basis for the three months ended June 30, 2022 compared to the same period in 2021 due primarily to higher salt water disposal costs.

Production taxes increased on a per Mcfe basis for the three months ended June 30, 2022 compared to the same period in 2021 due to increased West Virginia severance taxes, which resulted primarily from higher prices, and increased Pennsylvania impact fees, which resulted from the additional wells acquired in the Alta Acquisition, higher prices and inflation.

Liquidity
As of June 30, 2022, the Company had $100 million in credit facility borrowings and $208 million of letters of credit outstanding under its $2.5 billion credit facility. As of June 30, 2022, both total debt and net debt(1) were $5.0 billion, compared to $5.6 billion and $5.5 billion, respectively, as of December 31, 2021.

(1)A non-GAAP financial measure. See the Non-GAAP Disclosures section of this news release for the definition of, and other important information regarding, this non-GAAP financial measure.

2022 GUIDANCE

Production	Q3 2022	Full Year 2022
Total sales volume (Bcfe)	475 – 525	1,950 – 2,050
Liquids sales volume, excluding ethane (Mbbls)	2,625 – 2,725	10,250 – 10,750
Ethane sales volume (Mbbls)	1,475 – 1,575	6,700 – 6,800
Total liquids sales volume (Mbbls)	4,100 – 4,300	16,950 – 17,550

Btu uplift (MMbtu / Mcf)	1.050 – 1.060	1.045 – 1.055

Average differential ($ / Mcf)	($0.90) – ($0.80)	($0.75) – ($0.50)

Resource Counts
Top-hole Rigs		1 – 2
Horizontal Rigs		2 – 3
Frac Crews		2 – 3

Per Unit Operating Costs ($ / Mcfe)
Gathering	$0.66 – $0.68	$0.66 – $0.68
Transmission	$0.29 – $0.31	$0.29 – $0.31
Processing	$0.09 – $0.11	$0.08 – $0.10
LOE	$0.10 – $0.12	$0.08 – $0.10
Production taxes	$0.07 – $0.09	$0.06 – $0.08
SG&A	$0.12 – $0.14	$0.11 – $0.13
Total per unit operating costs	$1.33 – $1.45	$1.28 – $1.40

Financial ($ Billions)
Adjusted EBITDA (a)		$3.850 – $4.050
Adjusted operating cash flow (a)		$3.700 – $3.900
Capital expenditures (b)	$0.350 – $0.400	$1.400 – $1.500
Free cash flow (a)		$2.200 – $2.500
Based on NYMEX natural gas price of $6.98 per MMbtu as of July 22, 2022.

(a)A non-GAAP financial measure. See the Non-GAAP Disclosures section for the definition of, and other important information regarding, the non-GAAP financial measures included in this news release, including reasons why the Company is unable to provide a projection of its 2022 net cash provided by operating activities, the most comparable financial measure calculated in accordance with GAAP, to projected adjusted operating cash flow and free cash flow, or a projection of its 2022 net income, the most comparable financial measure calculated in accordance with GAAP, to projected adjusted EBITDA.
(b)Excludes amounts attributable to noncontrolling interests.

Second Quarter 2022 Earnings Webcast Information
The Company's conference call with securities analysts begins at 10:00 a.m. ET on Thursday July 28, 2022 and will be broadcast live via webcast. To access the live audio webcast, visit EQT's investor relations website at ir.eqt.com. A replay will be archived and available in the same location after the conclusion of the live event.

HEDGING (as of July 22, 2022)
The following table summarizes the approximate volume and prices of the Company's NYMEX hedge positions. The difference between the fixed price and NYMEX price is included in average differential presented in the Company’s price reconciliation.

	Q3 2022 (a)	Q4 2022	Q1 2023	Q2 2023	Q3 2023	Q4 2023	2024
Hedged Volume (MMDth)	272	284	216	258	261	225	17
Hedged Volume (MMDth/d)	3.0	3.1	2.4	2.8	2.8	2.4	—

Swaps – Long
Volume (MMDth)	125	157	41	41	42	14	—
Avg. Price ($/Dth)	$4.86	$5.59	$6.05	$4.77	$4.77	$4.77	$—

Swaps – Short
Volume (MMDth)	362	332	41	41	42	42	2
Avg. Price ($/Dth)	$2.93	$2.88	$2.53	$2.53	$2.53	$2.53	$2.67

Calls – Long
Volume (MMDth)	42	36	40	40	40	40	51
Avg. Strike ($/Dth)	$3.79	$2.79	$2.72	$2.72	$2.72	$2.72	$3.20

Calls – Short
Volume (MMDth)	145	195	202	274	277	182	66
Avg. Strike ($/Dth)	$3.33	$5.39	$8.07	$4.48	$4.48	$4.34	$3.11

Puts – Long
Volume (MMDth)	71	119	215	257	260	197	15
Avg. Strike ($/Dth)	$3.11	$4.82	$4.04	$3.06	$3.06	$3.08	$2.45

Puts – Short
Volume (MMDth)	37	11	—	—	—	—	—
Avg. Strike ($/Dth)	$3.12	$2.35	$—	$—	$—	$—	$—

Fixed Price Sales
Volume (MMDth)	1	1	1	1	1	—	—
Avg. Price ($/Dth)	$2.38	$3.47	$4.09	$2.38	$2.38	$—	$—

Option Premiums
Cash Settlement of Deferred Premiums (millions)	$—	$—	$(61)	$(42)	$(42)	$(45)	$—
(a) July 1 through September 30.

For 2022 (July 1 through December 31), 2023 and 2024, the Company has natural gas sales agreements for approximately 9 MMDth, 88 MMDth and 11 MMDth, respectively, that include average NYMEX ceiling prices of $3.17, $2.84 and $3.21, respectively.

The Company has also entered into transactions to hedge basis. The Company may use other contractual agreements from time to time to implement its commodity hedging strategy.

NON-GAAP DISCLOSURES

Adjusted Net Income Attributable to EQT and Adjusted Earnings per Diluted Share (Adjusted EPS)
Adjusted net income attributable to EQT is defined as net income (loss) attributable to EQT Corporation, excluding gain on sale/exchange of long-lived assets, impairments, the revenue impact of changes in the fair value of derivative instruments prior to settlement and certain other items that impact comparability between periods. Adjusted EPS is defined as adjusted net income attributable to EQT divided by diluted weighted average common shares outstanding. Adjusted net income attributable to EQT and adjusted EPS are non-GAAP supplemental financial measures used by the Company's management to evaluate period-over-period earnings trends. The Company's management believes that these measures provide useful information to external users of the Company's consolidated financial statements, such as industry analysts, lenders and ratings agencies. Management uses adjusted net income attributable to EQT and adjusted EPS to evaluate earnings trends because the measures reflect only the impact of settled derivative contracts; thus, the measures exclude the often-volatile revenue impact of changes in the fair value of derivative instruments prior to settlement. These measures also exclude other items that affect the comparability of results or that are not indicative of trends in the ongoing business. Adjusted net income attributable to EQT and adjusted EPS should not be considered as alternatives to net income (loss) attributable to EQT Corporation or diluted earnings (loss) per share presented in accordance with GAAP.

The table below reconciles adjusted net income attributable to EQT and adjusted EPS with net income (loss) attributable to EQT Corporation and diluted earnings (loss) per share, respectively, the most comparable financial measures calculated in accordance with GAAP, each as derived from the Statements of Condensed Consolidated Operations to be included in the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2022.

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021 (b)	2022	2021 (b)
	(Thousands, except per share information)
Net income (loss) attributable to EQT Corporation	$891,361	$(933,260)	$(624,687)	$(970,687)
(Deduct) add:
Gain on sale/exchange of long-lived assets	(981)	(16,816)	(2,190)	(18,023)
Impairment and expiration of leases	47,048	25,634	77,039	42,391
Impairment of contract asset	—	—	184,945	—
Loss on derivatives	845,095	1,345,532	3,922,732	1,534,345
Net cash settlements paid on derivatives	(1,753,732)	(71,441)	(2,639,271)	(109,581)
Premiums received (paid) for derivatives that settled during the period	251	(9,579)	(32,212)	(19,305)
Other operating expenses	7,120	5,225	23,467	14,668
(Income) loss from investments	(3,577)	(11,829)	17,208	(23,677)
Loss on debt extinguishment	104,348	5,332	111,271	9,756
Non-cash interest expense (amortization)	3,173	3,083	6,573	5,715
Tax impact of non-GAAP items (a)	199,746	(321,873)	(371,051)	(362,878)
Adjusted net income attributable to EQT	$339,852	$20,008	$673,824	$102,724
Diluted weighted average common shares outstanding	407,303	316,858	409,234	316,062
Diluted earnings (loss) per share	$2.19	$(3.34)	$(1.68)	$(3.48)
Adjusted EPS	$0.83	$0.06	$1.65	$0.33

(a)The tax impact of non-GAAP items represents the incremental tax (expense) benefit that would have been incurred had these items been excluded from net loss attributable to EQT Corporation, which resulted in blended tax rates of 26.6% and 25.2% for the three months ended June 30, 2022 and 2021, respectively, and 22.2% and 25.3% for the six months ended June 30, 2022 and 2021, respectively. The rates differ from the Company's statutory tax rate due primarily to state taxes, including valuation allowances limiting certain state tax benefits.

(b)The Company adopted accounting guidance on January 1, 2022 which changed the amounts historically recorded for the Company's convertible senior notes. The amounts presented for the three and six months ended June 30, 2021 have been recast to reflect this adoption. See the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2022 for further discussion.

Adjusted EBITDA
Adjusted EBITDA is defined as net income (loss), excluding interest expense, income tax expense (benefit), depreciation and depletion, gain on sale/exchange of long-lived assets, impairments, the revenue impact of changes in the fair value of derivative instruments prior to settlement and certain other items that impact comparability between periods. Adjusted EBITDA is a non-GAAP supplemental financial measure used by the Company’s management to evaluate period-over-period earnings trends. The Company’s management believes that this measure provides useful information to external users of the Company's consolidated financial statements, such as industry analysts, lenders and ratings agencies. Management uses adjusted EBITDA to evaluate earnings trends because the measure reflects only the impact of settled derivative contracts; thus, the measure excludes the often-volatile revenue impact of changes in the fair value of derivative instruments prior to settlement. The measure also excludes other items that affect the comparability of results or that are not indicative of trends in the ongoing business. Adjusted EBITDA should not be considered as an alternative to net income (loss) presented in accordance with GAAP.

The table below reconciles adjusted EBITDA with net income (loss), the most comparable financial measure as calculated in accordance with GAAP, as reported in the Statements of Condensed Consolidated Operations to be included in the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2022.

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
	(Thousands)
Net income (loss)	$894,224	$(933,322)	$(620,359)	$(971,263)
Add (deduct):
Interest expense	65,985	72,254	133,887	142,727
Income tax expense (benefit)	308,234	(346,311)	(157,463)	(359,270)
Depreciation and depletion	429,143	380,288	851,241	757,404
Gain on sale/exchange of long-lived assets	(981)	(16,816)	(2,190)	(18,023)
Impairment and expiration of leases	47,048	25,634	77,039	42,391
Impairment of contract asset	—	—	184,945	—
Loss on derivatives	845,095	1,345,532	3,922,732	1,534,345
Net cash settlements paid on derivatives	(1,753,732)	(71,441)	(2,639,271)	(109,581)
Premiums received (paid) for derivatives that settled during the period	251	(9,579)	(32,212)	(19,305)
Other operating expenses	7,120	5,225	23,467	14,668
(Income) loss from investments	(3,577)	(11,829)	17,208	(23,677)
Loss on debt extinguishment	104,348	5,332	111,271	9,756
Adjusted EBITDA	$943,158	$444,967	$1,870,295	$1,000,172

The Company has not provided projected net income (loss) or a reconciliation of projected adjusted EBITDA to projected net income (loss), the most comparable financial measure calculated in accordance with GAAP. Net income (loss) includes the impact of depreciation and depletion expense, income tax expense (benefit), the revenue impact of changes in the projected fair value of derivative instruments prior to settlement and certain other items that impact comparability between periods and the tax effect of such items, which may be significant and difficult to project with a reasonable degree of accuracy. Therefore, projected net income (loss), and a reconciliation of projected adjusted EBITDA to projected net income (loss), are not available without unreasonable effort.

Adjusted Operating Cash Flow and Free Cash Flow
Adjusted operating cash flow is defined as net cash provided by operating activities less changes in other assets and liabilities. Free cash flow is defined as adjusted operating cash flow less accrual-based capital expenditures, excluding capital expenditures attributable to noncontrolling interests. Adjusted operating cash flow and free cash flow are non-GAAP supplemental financial measures used by the Company's management to assess liquidity, including the Company's ability to generate cash flow in excess of its capital requirements and return cash to shareholders. The Company’s management believes that these measures provide useful information to external users of the Company's consolidated financial statements, such as industry analysts, lenders and ratings agencies. Adjusted operating cash flow and free cash flow should not be considered as alternatives to net cash provided by operating activities or any other measure of liquidity presented in accordance with GAAP.

The table below reconciles adjusted operating cash flow and free cash flow with net cash provided by operating activities, the most comparable financial measure calculated in accordance with GAAP, as derived from the Statements of Condensed Consolidated Cash Flows to be included in the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2022.

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
	(Thousands)
Net cash provided by operating activities	$230,421	$43,479	$1,251,640	$443,394
Decrease in changes in other assets and liabilities	685,893	353,114	553,186	448,637
Adjusted operating cash flow	$916,314	$396,593	$1,804,826	$892,031
Less: Capital expenditures	(376,267)	(245,507)	(686,400)	(483,715)
Add: Capital expenditures attributable to noncontrolling interests	2,581	3,785	4,435	5,057
Free cash flow	$542,628	$154,871	$1,122,861	$413,373

The Company has not provided projected net cash provided by operating activities or reconciliations of projected adjusted operating cash flow and free cash flow to projected net cash provided by operating activities, the most comparable financial measure calculated in accordance with GAAP. The Company is unable to project net cash provided by operating activities for any future period because this metric includes the impact of changes in operating assets and liabilities related to the timing of cash receipts and disbursements that may not relate to the period in which the operating activities occurred. The Company is unable to project these timing differences with any reasonable degree of accuracy without unreasonable efforts such as predicting the timing of its payments and its customers’ payments, with accuracy to a specific day, months in advance. Furthermore, the Company does not provide guidance with respect to its average realized price, among other items, that impact reconciling items between net cash provided by operating activities and adjusted operating cash flow and free cash flow, as applicable. Natural gas prices are volatile and out of the Company’s control, and the timing of transactions and the income tax effects of future transactions and other items are difficult to accurately predict. Therefore, the Company is unable to provide projected net cash provided by operating activities, or the related reconciliations of projected adjusted operating cash flow and free cash flow to projected net cash provided by operating activities, without unreasonable effort.

Adjusted EBITDA to Free Cash Flow Reconciliation
The table below reconciles adjusted EBITDA to free cash flow.

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
	(Thousands)
Adjusted EBITDA	$943,158	$444,967	$1,870,295	$1,000,172
(Deduct) add:
Interest expense	(65,985)	(72,254)	(133,887)	(142,727)
Non-cash interest expense (amortization)	3,173	3,083	6,573	5,715
Other operating expenses	(7,120)	(5,225)	(23,467)	(14,668)
Non-cash share-based compensation expense	14,088	7,276	21,558	13,515
Current income tax benefit (expense)	647	(948)	(7,213)	41
Amortization and other	28,353	19,694	70,967	29,983
Adjusted operating cash flow	$916,314	$396,593	$1,804,826	$892,031
Less: Capital expenditures	(376,267)	(245,507)	(686,400)	(483,715)
Add: Capital expenditures attributable to noncontrolling interest	2,581	3,785	4,435	5,057
Free cash flow	$542,628	$154,871	$1,122,861	$413,373

Adjusted Operating Revenues
Adjusted operating revenues is defined as total operating revenues, less the revenue impact of changes in the fair value of derivative instruments prior to settlement and net marketing services and other revenues. Adjusted operating revenues (also referred to as total natural gas and liquids sales, including cash settled derivatives) is a non-GAAP supplemental financial measure used by the Company’s management to evaluate period-over-period earnings trends. The Company’s management believes that this measure provides useful information to external users of the Company's consolidated financial statements, such as industry analysts, lenders and ratings agencies. Management uses adjusted operating revenues to evaluate earnings trends because the measure reflects only the impact of settled derivative contracts; thus, the measure excludes the often-volatile revenue impact of changes in the fair value of derivative instruments prior to settlement. The measure also excludes net marketing services and other revenues because it is unrelated to the revenue for the Company's natural gas and liquids production. Adjusted operating revenues should not be considered as an alternative to total operating revenues presented in accordance with GAAP.

The table below reconciles adjusted operating revenues to total operating revenues, the most comparable financial measure calculated in accordance with GAAP, as reported in the Statements of Condensed Consolidated Operations to be included in the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2022.

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
	(Thousands, unless otherwise noted)
Total operating revenues	$2,527,508	$(260,116)	$1,948,398	$689,807
Add (deduct):
Loss on derivatives	845,095	1,345,532	3,922,732	1,534,345
Net cash settlements paid on derivatives	(1,753,732)	(71,441)	(2,639,271)	(109,581)
Premiums received (paid) for derivatives that settled during the period	251	(9,579)	(32,212)	(19,305)
Net marketing services and other	(7,392)	(7,512)	(19,295)	(15,297)
Adjusted operating revenues	$1,611,730	$996,884	$3,180,352	$2,079,969

Total sales volume (MMcfe)	501,517	420,595	993,792	835,785
Average realized price ($/Mcfe)	$3.21	$2.37	$3.20	$2.49

Net Debt
Net debt is defined as total debt less cash and cash equivalents. Total debt includes the Company's current portion of debt, credit facility borrowings, senior notes and note payable to EQM Midstream Partners, LP. Net debt is a non-GAAP supplemental financial measure used by the Company’s management to evaluate leverage since the Company could choose to use its cash and cash equivalents to retire debt. The Company’s management believes that this measure provides useful information to external users of the Company's consolidated financial statements, such as industry analysts, lenders and ratings agencies. Net debt should not be considered as an alternative to total debt presented in accordance with GAAP.

The table below reconciles net debt with total debt, the most comparable financial measure calculated in accordance with GAAP, as derived from the Statements of Condensed Consolidated Balance Sheets to be included in the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2022.

	June 30, 2022	December 31, 2021 (b)
	(Thousands)
Current portion of debt (a)	$440,900	$1,060,970
Credit facility borrowings	100,000	—
Senior notes	4,409,727	4,435,782
Note payable to EQM Midstream Partners, LP	91,442	94,320
Total debt	5,042,069	5,591,072
Less: Cash and cash equivalents	43,745	113,963
Net debt	$4,998,324	$5,477,109

(a)Pursuant to the terms of the Company's convertible senior notes indenture, a sale price condition for conversion of the convertible notes was satisfied as of June 30, 2022 and December 31, 2021, and, accordingly, holders of convertible notes may convert any of their convertible notes, at their option, at any time during the subsequent quarter, subject to all terms and conditions set forth in the convertible notes indenture. Therefore, as of June 30, 2022 and December 31, 2021, the net carrying value of the Company's convertible notes was included in current portion of debt in the Consolidated Balance Sheets. See the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2022 for further discussion.

(b)The Company adopted new accounting guidance on January 1, 2022 which changed the amounts historically recorded for the Company's convertible senior notes. As of December 31, 2021, net debt increased by $106 million compared to the previously reported amount. See the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2022 for further discussion.

Investor Contact:
Cameron Horwitz
Managing Director, Investor Relations & Strategy
412.395.2555
cameron.horwitz@eqt.com

About EQT Corporation
EQT Corporation is a leading independent natural gas production company with operations focused in the cores of the Marcellus and Utica Shales in the Appalachian Basin. We are dedicated to responsibly developing our world-class asset base and being the operator of choice for our stakeholders. By leveraging a culture that prioritizes operational efficiency, technology and sustainability, we seek to continuously improve the way we produce environmentally responsible, reliable and low-cost energy. We have a longstanding commitment to the safety of our employees, contractors, and communities, and to the reduction of our overall environmental footprint. Our values are evident in the way we operate and in how we interact each day – trust, teamwork, heart, and evolution are at the center of all we do.

EQT Management speaks to investors from time to time and the analyst presentation for these discussions, which is updated periodically, is available via EQT’s investor relations website at https://ir.eqt.com.

Cautionary Statements
This news release contains certain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. Statements that do not relate strictly to historical or current facts are forward-looking. Without limiting the generality of the foregoing, forward-looking statements contained in this news release specifically include the expectations of plans, strategies, objectives and growth and anticipated financial and operational performance of EQT Corporation and its subsidiaries (collectively, the Company), including guidance regarding the Company’s strategy to develop its reserves; drilling plans and programs (including the number and type of drilling rigs and the number of frac crews to be utilized by the Company); projected natural gas prices, basis and average differential; the impact of commodity prices on the Company's business; total resource potential; projected production and sales volume and growth rates; projected well costs and unit costs; the timing of implementation of the Company’s new well design and the projected benefits thereof; the Company's ability to successfully implement and execute its operational, organizational, technological and environmental, social and governance (ESG) initiatives, including the projected timing of achieving its emissions reduction goals, and the Company's ability to achieve the anticipated results of such initiatives; the amount and timing of any redemptions, repayments or repurchases of the Company's common stock, outstanding debt securities or other debt instruments; the Company’s ability to reduce its debt and the timing of such reductions, if any; projected dividends, if any; projected free cash flow, adjusted operating cash flow, and adjusted EBITDA; liquidity and financing requirements, including funding sources and availability; the Company's ability to maintain or improve its credit ratings, leverage levels and financial profile, and the timing of achieving such improvements, if at all; the Company’s hedging strategy and projected margin posting obligations; the Company’s tax position and projected effective tax rate; and the expected impact of changes in laws.

The forward-looking statements included in this news release involve risks and uncertainties that could cause actual results to differ materially from projected results. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. The Company has based these forward-looking statements on current expectations and assumptions about future events, taking into account all information currently known by the Company. While the Company considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks and uncertainties, many of which are difficult to predict and beyond the Company’s control. These risks and uncertainties include, but are not limited to, volatility of commodity prices; the costs and results of drilling and operations; uncertainties about estimates of reserves, identification of drilling locations and the ability to add proved reserves in the future; the assumptions underlying production forecasts; the quality of technical data; the Company’s ability to appropriately allocate capital and resources among its strategic opportunities; access to and cost of capital; the Company’s hedging and other financial contracts; inherent hazards and risks normally incidental to drilling for, producing, transporting and storing natural gas, natural gas liquids (NGLs) and oil; cyber security risks; availability and cost of drilling rigs, completion services, equipment, supplies, personnel, oilfield services and water required to execute the Company's exploration and development plans, including as a result of the COVID-19 pandemic; risks associated with operating primarily in the Appalachian Basin and obtaining a substantial amount of the Company’s midstream services from Equitrans Midstream Corporation; the ability to obtain environmental and other permits and the timing thereof; government regulation or action, including regulations pertaining to methane and other greenhouse gas emissions; negative public perception of the fossil fuels industry; increased consumer demand for alternatives to natural gas; environmental and weather risks, including the possible impacts of climate change; and disruptions to the Company’s business due to acquisitions and other significant transactions. These and other risks are described under Item 1A, “Risk Factors,” and elsewhere in the Company's Annual Report on Form 10-K for the year ended December 31, 2021 and other documents the Company files from time to time with the Securities and Exchange Commission. In addition, the Company may be subject to currently unforeseen risks that may have a materially adverse impact on it.

Any forward-looking statement speaks only as of the date on which such statement is made, and the Company does not intend to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

EQT CORPORATION AND SUBSIDIARIES
STATEMENTS OF CONDENSED CONSOLIDATED OPERATIONS (UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
	(Thousands, except per share amounts)
Operating revenues:
Sales of natural gas, natural gas liquids and oil	$3,365,211	$1,077,904	$5,851,835	$2,208,855
Loss on derivatives	(845,095)	(1,345,532)	(3,922,732)	(1,534,345)
Net marketing services and other	7,392	7,512	19,295	15,297
Total operating revenues	2,527,508	(260,116)	1,948,398	689,807
Operating expenses:
Transportation and processing	539,704	464,016	1,055,808	909,800
Production	82,556	47,546	153,568	94,776
Exploration	1,741	1,779	2,513	2,728
Selling, general and administrative	59,276	49,853	128,372	94,859
Depreciation and depletion	429,143	380,288	851,241	757,404
Gain on sale/exchange of long-lived assets	(981)	(16,816)	(2,190)	(18,023)
Impairment of contract asset	—	—	184,945	—
Impairment and expiration of leases	47,048	25,634	77,039	42,391
Other operating expenses	7,120	5,225	23,467	14,668
Total operating expenses	1,165,607	957,525	2,474,763	1,898,603
Operating income (loss)	1,361,901	(1,217,641)	(526,365)	(1,208,796)
(Income) loss from investments	(3,577)	(11,829)	17,208	(23,677)
Dividend and other income	(7,313)	(3,765)	(10,909)	(7,069)
Loss on debt extinguishment	104,348	5,332	111,271	9,756
Interest expense	65,985	72,254	133,887	142,727
Income (loss) before income taxes	1,202,458	(1,279,633)	(777,822)	(1,330,533)
Income tax expense (benefit)	308,234	(346,311)	(157,463)	(359,270)
Net income (loss)	894,224	(933,322)	(620,359)	(971,263)
Less: Net income (loss) attributable to noncontrolling interests	2,863	(62)	4,328	(576)
Net income (loss) attributable to EQT Corporation	$891,361	$(933,260)	$(624,687)	$(970,687)

Income (loss) per share of common stock attributable to EQT Corporation:
Basic:
Weighted average common stock outstanding	369,866	279,156	372,023	278,996
Net income (loss)	$2.41	$(3.34)	$(1.68)	$(3.48)
Diluted:
Weighted average common stock outstanding	407,303	279,156	372,023	278,996
Net income (loss)	$2.19	$(3.34)	$(1.68)	$(3.48)

EQT CORPORATION AND SUBSIDIARIES
PRICE RECONCILIATION

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
	(Thousands, unless otherwise noted)
NATURAL GAS
Sales volume (MMcf)	476,723	394,268	942,859	784,566
NYMEX price ($/MMBtu)	$7.16	$2.84	$6.05	$2.76
Btu uplift	0.38	0.16	0.31	0.15
Natural gas price ($/Mcf)	$7.54	$3.00	$6.36	$2.91

Basis ($/Mcf) (a)	$(0.88)	$(0.57)	$(0.56)	$(0.41)
Cash settled basis swaps ($/Mcf)	0.01	(0.02)	(0.10)	(0.05)
Average differential, including cash settled basis swaps ($/Mcf)	$(0.87)	$(0.59)	$(0.66)	$(0.46)
Average adjusted price ($/Mcf)	$6.67	$2.41	$5.70	$2.45
Cash settled derivatives ($/Mcf)	(3.66)	(0.13)	(2.71)	(0.07)
Average natural gas price, including cash settled derivatives ($/Mcf)	$3.01	$2.28	$2.99	$2.38
Natural gas sales, including cash settled derivatives	$1,433,018	$897,429	$2,816,214	$1,869,923

LIQUIDS
NGLs, excluding ethane:
Sales volume (MMcfe) (b)	14,568	16,158	29,202	30,758
Sales volume (Mbbl)	2,428	2,693	4,867	5,126
NGLs price ($/Bbl)	$58.48	$34.83	$61.27	$36.00
Cash settled derivatives ($/Bbl)	(4.67)	(9.31)	(4.76)	(6.31)
Average NGLs price, including cash settled derivatives ($/Bbl)	$53.81	$25.52	$56.51	$29.69
NGLs sales	$130,641	$68,737	$275,022	$152,180
Ethane:
Sales volume (MMcfe) (b)	8,768	7,803	18,607	16,390
Sales volume (Mbbl)	1,461	1,301	3,101	2,732
Ethane price ($/Bbl)	$17.70	$6.58	$13.92	$6.62
Ethane sales	$25,865	$8,560	$43,154	$18,094
Oil:
Sales volume (MMcfe) (b)	1,458	2,366	3,124	4,071
Sales volume (Mbbl)	243	394	521	678
Oil price ($/Bbl)	$91.38	$56.18	$88.27	$58.61
Oil sales	$22,206	$22,158	$45,962	$39,772

Total liquids sales volume (MMcfe) (b)	24,794	26,327	50,933	51,219
Total liquids sales volume (Mbbl)	4,132	4,388	8,489	8,536
Total liquids sales	$178,712	$99,455	$364,138	$210,046

TOTAL
Total natural gas and liquids sales, including cash settled derivatives (c)	$1,611,730	$996,884	$3,180,352	$2,079,969
Total sales volume (MMcfe)	501,517	420,595	993,792	835,785
Average realized price ($/Mcfe)	$3.21	$2.37	$3.20	$2.49

(a)Basis represents the difference between the ultimate sales price for natural gas, including the effects of delivered price benefit or deficit associated with the Company's firm transportation agreements, and the NYMEX natural gas price.
(b)NGLs, ethane and oil were converted to Mcfe at a rate of six Mcfe per barrel.
(c)Also referred to in this report as adjusted operating revenues, a non-GAAP supplemental financial measure.